Exhibit 99.1   Earnings Release of January 28, 2004


              HENNESSY ADVISORS, INC. REPORTS FIRST QUARTER RESULTS

Novato, CA - January 28, 2004 - Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, announced fully diluted earnings per share of $.31 for the first quarter ended December 31, 2003, up from $.14 in the prior comparable period or +121.4%. Growth in net income is primarily attributable to increased mutual fund assets under management, derived from increased market valuations and strong net new investments. Total mutual fund assets under management increased $519.2 million to $1.013 billion at December 31, 2003, compared to $493.7 million at December 31, 2002, an increase of 105.2%.

"I am very pleased that the formula-driven mutual funds we manage have continued to perform extremely well in the new fiscal year," said Mr. Hennessy. "We are hopeful for continued improvement in worldwide economic conditions which we believe will benefit our business. We anticipate our investors will be pleased with our earnings, and we will continue to pursue strategies designed to grow our assets under management for the benefit of our shareholders."

                                            Hennessy Advisors, Inc.

                                             Financial Highlights

                                               Period to Period


                                            Three Months Ended
First Quarter                     Dec. 31, 2003        Dec. 31, 2002          $ Change       % Change
--------------------------------------------------------------------------------------------------------

Total Revenue                     $     2,011,518      $     955,155        $   1,056,363     110.6%

Net Income                        $       524,507      $     229,965        $     294,542     128.1%

Earnings per share (diluted)      $          0.31      $        0.14        $        0.17     121.4%

Weighted Average number of
shares outstanding                      1,672,817          1,631,644               41,173       2.5%


At Period Ending Date             Dec. 31, 2003        Dec. 31, 2002          $ Change       % Change

Mutual Fund Assets Under
Management                        $ 1,012,902,908      $ 493,677,735        $ 519,225,173     105.2%

Hennessy Advisors, Inc., located in Novato, CA, is the advisor to five no-load mutual funds, satisfying a variety of investment objectives and risk tolerance levels. Each of the Hennessy Funds employs a unique and powerful money management approach combining superior, time-tested stock selection formulas with unwavering discipline and consistency. The Company serves clients with integrity, honesty and candor. The Hennessy Funds strategies and performance are fully disclosed.


Forward-Looking Statements
--------------------------

Statements in this press release regarding Hennessy Advisors, Inc.'s business, which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors are described in more detail in the "Risk Factors" section of the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 2003, filed December 22, 2003, with the U.S. Securities and Exchange Commission including, without limitation, the "Risk Factors" section of Management's Discussion and Analysis and Results of Operations. The following factors may affect the actual results of the Company:

        >> Continuing volatility in the equity markets have caused the levels of our assets under management to fluctuate significantly.
        >> Weak market conditions or loss of investor confidence in the mutual fund industry may lower our assets under management and reduce our revenues and income.
        >> We face strong competition from numerous and sometimes larger companies.
        >> Changes in the distribution channels on which we depend could reduce our revenues or hinder our growth.
        >> For the next several years, insurance costs are likely to increase materially and we may not be able to obtain the same types or amounts of coverage.
        >>  For the next several years, professional service fees are likely to increase due to increased securities industry legislation.
        >>  International conflicts and the ongoing threat of terrorism may adversely affect the general economy, financial and capital markets and our business.


Supplemental Information
------------------------

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. For more complete information about the Hennessy Funds, including fees and expenses, call 800-966-4354 to obtain a free prospectus. Read it carefully before you invest or send money. The distributor for the Hennessy Funds is Quasar Distributors, LLC.



                                       5